UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009

MSTI Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52862	26-0240347
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259-263 Goffle Road Hawthorne, New Jersey	07506
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 304-6080

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2009, two new directors were appointed to the board of directors (the "Board") of MSTI Holdings, Inc. (the "Company") to fill existing vacancies in the Board, as follows.

The Board of Directors appointed Anthony C. LaBrosciano as a member of the Board to fill the vacancy created by the previously reported resignation of Mr. Thomas C. Lynch.

The Board of Directors appointed Jeff Pfeffer as a member of the Board to fill the vacancy created by the previously reported resignation of Mr. Warren V. (“Pete”) Musser.

The vacancies filled by Messrs. LaBrosciano and Pfeffer are scheduled to stand for re-election at the next annual meeting of stockholders. The following is a brief description of the background and business experience of Mr. LaBrosciano and Mr. Pfeffer.

Since 1990, Mr. LaBrosciano, age 65, has served as the president and owner of ACL ADJUSTMENT ASSOCIATES, INC., Hasbrouck Heights, NJ, a bonded collection agency with a national presence that specializes in commercial and medical collections.   Mr. LaBrosciano has held positions of responsibility in the credit and collections industry for over thirty years, serving as Director of Credit (1988 to 1990) of Consumer Productions Division of Ricoh Corporation; Director of Credit & Collections (1981 to 1988) of Berkey Marketing Corporation; Manager of Credit and Collections (1976 to 1981) of Sandvik Steel, Inc.   Mr. LaBrosciano received his BBA in Accounting in 1968 from the University of Houston and his MBA in 1981 from Fairleigh Dickenson University.

Since 2008, Mr. Pfeffer, age 56, has served as senior vice president of Amalgamated Bank.  Mr. Pfeffer has held positions of responsibility in the commercial lending industry for over thirty years, serving as Senior Vice President and Commercial Executive (2004 to 2008) of HSBC; Senior Vice President (1985 to 2004) of Bank Leumi; Assistant Vice President (1981 to 1985) of CitiBank; Assistant Vice President (1979 to 1981) of National Bank of North America; and Manager (1973 to 1979) of Manufacturers Hanover Trust Company.  Mr. Pfeffer received his BA in Marketing and Business Administration from the University of South Florida and an MBA in Financial Management from Iona College.

There are no family relationships between Mr. LaBrosciano and Mr. Pfeffer and any other director or executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSTI Holdings, Inc.

Dated: May 20, 2009	By:	/s/ Ownkar Persaud
Name: Ownkar Persaud
Title: Vice President Finance